   Exhibit 99.1

AzurRx BioPharma Announces Notice of Allowance of U.S. and Japan Patents Covering a MTAN Inhibitor for Treating H. Pylori Infections, the Primary Cause of Stomach Ulcers

BROOKLYN, N.Y., June 7, 2019 (GLOBE NEWSWIRE) -- AzurRx BioPharma Inc. (NASDAQ:AZRX) (“AzurRx” or the “Company”), today announced that both the United States Patent and Trademark Office and the Japan Patent Office have respectively issued US Patent 10,118,928 and Japan Patent 6512613, for a patent entitled “Treatment of H. Pylori Infections Using MTAN Inhibitors”.

The inhibitors are a novel, potent and selective group of anti-microbials that have the potential to safely eradicate Helicobacter pylori (H. pylori) bacterial infections that would spare the normal microbiome and would not precipitate antibiotic resistance in off-target bacterial species.

AzurRx BioPharma has licensed the rights of these newly allowed patents that are co-owned by Albert Einstein College of Medicine in the City of New York and Victoria Link Limited in New Zealand. The base invention was developed by Dr. Vern Schramm at Albert Einstein College of Medicine and his colleagues at the Ferrier Research Institute at Victoria University of Wellington. It relates to a chemical compound, called a transition state analogue, with a structure that resembles the transition state of a substrate molecule that can block the active site of a bacterial enzyme. The Company has licensed the MTAN technology and is targeting several infectious diseases where the issue of antimicrobial resistance is becoming more significant. Dr Schramm is a member of the AzurRx board of directors.

“We are very pleased by the issuance of these patents and we applaud the pioneering work of Dr. Schramm and his colleagues at Albert Einstein and the Ferrier Research Institute,” said Thijs Spoor, CEO of AzurRx BioPharma.  “We believe that the MTAN Inhibitor technology adds significant value to the company’s portfolio of non-systemic, narrow spectrum therapeutic drugs that target GI and bacterial infections and prevent dysbiosis in patients’ microbiomes. We believe the MTAN technology has the potential to greatly reduce the number of H. pylori infections and we plan to further develop the technology for narrow-spectrum anti-infectives against other diseases that have been prioritized by the WHO and the CDC”.

 About H. Pylori

Helicobacter pylori is a spiral-shaped bacterium that is found in the gastric mucous layer or adherent to the epithelial lining of the stomach. H. pylori causes more than 90% of duodenal ulcers and up to 80% of gastric ulcers. According to the CDC, approximately two-thirds of the world’s population is infected with H. pylori and approximately 35%, or over 100 million people, in the U.S. Most persons who are infected with H. pylori never suffer any symptoms related to the infection; however, H. pylori causes chronic active, chronic persistent, and atrophic gastritis in adults and children. Infection with H. pylori also causes duodenal and gastric ulcers. Infected persons have a 2- to 6-fold increased risk of developing gastric cancer and mucosal associated-lymphoid-type (MALT) lymphoma compared with their uninfected counterparts. Eradication of H. pylori is becoming increasingly difficult; current standard-of-care therapies fail in approximately 30-40% of patients who remain H. pylori positive due to growing resistance of H. pylori to clarithromycin and metronidazole, antibiotics commonly used in standard combination therapies according to peer reviewed meta-analyses.

About MTAN Inhibitors

MTANs are involved in quorum sensing pathways and a few bacterial species use MTAN to catalyze an essential metabolic step, making it a candidate for species-specific antibiotic development. Helicobacter pylori uses the unusual futalosine pathway for menaquinone biosynthesis and the required MTAN from H. pylori (HpMTAN) is thus a target for antibiotic development. The focus of development efforts is to design transition state analogues specific for the HpMTAN as a potential antibiotic in the treatment of H. pylori infections.

About AzurRx BioPharma, Inc.:

AzurRx BioPharma, Inc. (NASDAQ:AZRX) is engaged in the research and development of non-systemic biologics for the treatment of patients with gastrointestinal disorders. MS1819 recombinant lipase for exocrine pancreatic insufficiency is the company's lead development program, and additional early stage research is being conducted for the prevention of hospital-acquired infections. The company is headquartered in Brooklyn, NY, with scientific operations based in Langlade, France. Additional information on the company can be found at www.azurrx.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigations Reform Act of 1995. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management's current expectations include those risks and uncertainties relating to the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships.  We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

For more Information:
AzurRx BioPharma, Inc.
760 Parkside Avenue, Suite 304
Brooklyn, NY 11226
Phone: 646-699-7855
www.azurrx.com
info@azurrx.com

IR contact:
LifeSci Advisors, LLC.
Hans Vitzthum, Managing Director
250 West 55th Street - Suite 16B
New York, NY 10019
Phone: 212-915-2568
www.lifesciadvisors.com
hans@lifesciadvisors.com